Deal Highlights



Robert Colescott
(1925 - 2009)
View All (3)

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Initial Offering	$426,000
Painting	Cactus Jack (1977)
Dimensions	83 x 64
Progress	61%

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Artist Overview

About Robert Colescott



Robert Colescott is a beloved American painter best known for his satirical large-scale paintings that reference art historical masterpieces and American culture.

Colescott's market reached a dramatic peak with a $15.3mm sale in 2021 on his riff of Washington Crossing the Delaware, which sold to George Lucas. Colescott's market saw increased activity following that sale, but his commercial work is still relatively scarce at auction, allowing us to acquire major 70s paintings at sub-$1mm prices. We like Colescott because he's seen decades of auction activity and is well-supported institutionally, and his market is still repricing to new levels.

$15.3 Million Record Price

In 2021, Colescott's painting George Washington Carver Crossing the Delaware: Page from an American History Textbook sold for $15.3 million at Sotheby's



Record-Shattering $15.3M Painting

artnews.com

Big Name Collectors

Robert Colescott is collected by some of the biggest collectors in the art world.

- Brooklyn Museum
- LACMA
- George Lucas & Mellody Ho...
- Metropolitan Museum of Ar...

Offering Details

Accelerated Appreciation on Similar Work

A similar painting has seen attractive historical appreciation, selling for $19.2k in 1996, $150k in 2018, and $476k in 2021, representing an accelerating appreciation rate: from 11% annually to 48% annually.




$19.2k
$150k

From Desirable Year: 1977

The Artwork was created during the Artist's most significant decade, the 1970s, when he developed his signature graphic painting style, art historical references, and critical narrative lens. Two of his top three auction records come from this decade.



Prestigious Exhibition History

In 2018, the Artwork was featured in Robert Colescott's first major exhibition in over 20 years in California, which was hosted by Blum & Poe gallery in Los Angeles.

